EXHIBIT 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Profits Surge 24 Percent

Best Quarter in Company’s 100-Year History

PACCAR Announces Stock Repurchase

October 25, 2005, Bellevue, Washington – “PACCAR Inc earned record net income for the third quarter and first nine months of 2005,” said Mark C. Pigott, chairman and chief executive officer.  “This outstanding result is especially noteworthy as the company is celebrating its 100-year anniversary.  All facets of the business reported strong results, highlighted by DAF growing share in Europe, PACCAR Financial Services excellent performance and aftermarket parts and technology generating stellar results.  Kenworth and Peterbilt Class 6, 7 and 8 sales and profits were records.”

“PACCAR’s geographic diversification, disciplined business practices and innovative product breadth have been key success factors in the company’s outstanding financial performance,” added Pigott.  “Over the past 10 years, PACCAR has invested over $1.5 billion to fund capital projects which have enhanced the company’s technology leadership, resulting in the highest product quality and customer satisfaction in the industry.  In addition, completion of 4,600 Six Sigma projects has contributed to the company’s record manufacturing efficiency.”

For the third quarter of 2005, PACCAR’s net profit surged 24 percent to a record $304.8 million ($1.78 per diluted share) compared to the $246.7 million ($1.41 per diluted share) earned in the third quarter of 2004.  Third quarter net sales and financial services revenues were $3.54 billion, 21 percent higher than the $2.92 billion reported for the comparable period in 2004.  The company’s third quarter 2005 results marked the 15th consecutive quarter in which the company achieved higher net income than the same period in the prior year.

For the first nine months of 2005, PACCAR reported record net income of $820.3 million ($4.73 per diluted share), a 23 percent increase compared to $665.4 million ($3.78 per diluted share) in 2004.  Net sales and financial services revenues for the first nine months increased 27 percent to a record $10.42 billion compared to $8.21 billion last year.  For the nine months, the company earned an industry-leading after-tax return on beginning equity (ROE) of 29.6 percent.  Included in PACCAR’s net income for the first nine months of 2005 is a one-time charge of $64 million ($.37 per diluted share) for income taxes associated with the repatriation of $1.5 billion of cash from its subsidiaries outside the United States.

Board Authorizes Additional Five Million Share Repurchase Program

The PACCAR Board of Directors today approved the repurchase of up to five million shares of its outstanding common stock.  PACCAR has recently completed the acquisition of five million shares under a previous authorization dating from December 2004.  “PACCAR’s profit and cash flow performance have been outstanding,” said Mike Tembreull, vice chairman.  “The repurchase programs reflect the Board’s confidence in PACCAR’s successful global business strategy and excellent long-term growth.”  Based on total dividends, including regular and special during the last 12 months, PACCAR’s dividend yield is 4.4 percent. The company’s stock has outperformed the Standard & Poor’s 500 Index for the previous three-, five- and ten-year time periods.

PACCAR has achieved a compound annual growth rate (CAGR) in earnings for the last ten years of 16 percent compared to the S&P 500’s growth rate of 7 percent.   Over the same period, PACCAR has earned an average annual ROE of 21.4 percent.   “PACCAR has positioned itself as a leading provider of capital goods, financial services and logistics technology to a growing customer base,” added Tembreull.

Humanitarian Aid

“In 2005, there have been a number of natural disasters around the globe,” said Jim Cardillo, senior vice president.  “PACCAR and its employees have contributed more than $2 million, in cash, to the American Red Cross for the Asian tsunami and Hurricane Katrina relief efforts.  In addition, Kenworth and Peterbilt each donated a new Class 8 truck to the city of New Orleans to aid them in their extensive rebuilding program.”

Financial Highlights – Third Quarter

Highlights of PACCAR’s financial results during the third quarter include:

•                                Consolidated sales and revenues of $3.54 billion.

•                                Record after-tax profit of $304.8 million.

•                                Record after-tax return on revenues of 8.6 percent.

•                                SG&A expense ratio at a record low level of 3.1 percent of sales.

During the third quarter, gross margins increased to 15.0 percent compared to 14.3 percent for the same quarter in 2004.  The increase was due primarily to improved margins realized on the sale of Kenworth and Peterbilt trucks in North America as customers recognize the superior quality, reliability and life-cycle cost advantage of PACCAR products.

Financial Highlights – First Nine Months

For the first nine months of 2005, financial highlights include:

•                                Record consolidated sales and revenues of $10.42 billion.

•                                Record after-tax profit of $820.3 million.

•                                An industry-leading after-tax return on shareholder’s equity of 29.6 percent.

•                                Capital expenditures of $201.8 million.

•                                Investment of $343.5 million for the repurchase of 5 million common shares.

•                                Stockholder’s equity exceeding $4 billion.

PACCAR Winch, one of the largest winch manufacturers in the world, had higher sales and earnings compared to the third quarter and first nine months of last year.

Global Truck Market Update

Industry truck sales in Western Europe above 15 tonnes are expected to be a record 255,000 units this year, a 7 percent increase from 2004 results.  Preliminary estimates for Western Europe industry truck sales above 15 tonnes in 2006 are 245,000-265,000.  “DAF has increased market share due to its high-quality vehicles, comprehensive aftermarket programs and an expanding independent dealer network,” said Aad Goudriaan, DAF Trucks president.  “DAF’s year-to-date heavy-duty market share is 13.6 percent – significantly higher than its record level of 12.8 percent in 2004.  DAF’s long-term goal is to achieve over 20 percent market share, which is comparable to PACCAR’s Class 8 results in North America.”

To expand its already extensive product line, DAF recently introduced the new XF105 model powered by the new 12.9 litre PACCAR MX engine, available in both Euro 4 and Euro 5 specifications.  Production of the DAF XF105 will commence in the first quarter of 2006 and sets the standard for quality, efficiency, comfort and drivability.

In the U.S. and Canada, industry Class 8 retail sales for 2005 are expected to be about 290,000 units, nearly 25 percent higher than a year ago.  For 2006, industry sales could be 290,000-310,000 units as customers continue to update their fleets and satisfy the needs of a growing economy.  “Healthy freight volumes, strong carrier profitability and equipment replacement cycles are driving higher industry sales,” explained Tom Plimpton, president.  “Kenworth and Peterbilt truck deliveries have increased in all customer segments including for-hire carriers, private fleets, vocational customers and leasing companies.”

PACCAR continues to be recognized as the highest-quality manufacturer in the industry.  Kenworth Truck Company earned three J.D. Power awards in 2005 by achieving the highest ranking in customer satisfaction among Class 8 truck owners in the Over the Road, Pickup and Delivery, and Dealer Service segments according to the recently released J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction Studysm*.  Additional information is available at JDPower.com.

2007 Engine Emission Outlook

PACCAR, in tandem with its major engine suppliers Cummins and Caterpillar, is actively testing engine and aftertreatment systems to meet more stringent federal emissions regulations in effect January 2007.  “This is another step in the regular engine development cycle that the industry addresses every few years,” said Tom Plimpton.  “There will be cost increases due to the advanced engineering solutions, but that cost is typically passed along the logistics chain.  General economic growth should normalize industry sales during the 2005-2007 ordering cycle.”

PACCAR Technology

InformationWeek magazine recently announced that PACCAR is the #1 technology integrator in the automotive industry and one of the technology leaders in all industries.  InformationWeek reviews the strategies, investments and practices of companies in 21 different industries.  ”PACCAR collaborates with innovative companies such as Dell and Microsoft during the development of new IT products,” noted Janice Skredsvig, vice president and CIO.  “PACCAR’s technology investments have accelerated product development cycles, increased manufacturing efficiencies, enhanced product quality and streamlined aftermarket customer support.”  Additional details about the recognition are available at InformationWeek.com.

Information technology is applied in all facets of PACCAR’s business to generate the highest quality processes and products in the industry.  As an example, the company’s production facility at Leyland, U.K. designed and implemented sophisticated robots for painting vehicle chassis on a moving line – a first for the automotive industry.  “This advanced technology improves quality, accelerates vehicle throughput and reduces material usage,” said George West, PACCAR vice president, manufacturing.  “PACCAR’s innovative approach to integrating technology into the vehicle assembly process led Assembly Magazine to name PACCAR as one of the Top 50 global manufacturers and to recognize the Kenworth Renton facility as the first recipient of their Plant of the Year award.”  Article details can be reviewed at AssemblyMag.com.

PACCAR Financial Services Results

PACCAR Financial Services has a portfolio of 137,000 trucks and trailers, with total assets of more than $7.9 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 21,500 vehicles.

Pretax income of $47.2 million increased 7 percent from $44.1 million in the third quarter of 2004.  Third quarter revenues rose to $195.6 million compared to $143.1 million in the same quarter of 2004.  For the nine-month period, revenues increased to $549.5 million from $403.5 million during the same period a year ago and pretax income jumped by 17 percent to a record $144.4 million compared to $122.9 million in 2004.

“PACCAR Financial Services profitably supports the sale of PACCAR vehicles in 15 countries with an extensive array of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “A growing asset base and strong finance margins have contributed to outstanding profitability.  Higher levels of loan and lease applications are efficiently processed using automated credit scoring technology.”

“PACCAR Financial Europe (PFE) assets have grown to $1.75 billion as DAF dealers and its customers have made PFE the leading European commercial vehicle finance company focusing on DAF’s premium equipment,” added Gangl.  The PacLease network has grown to 215 locations to support a record number of Peterbilt and Kenworth trucks operating in North America.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 25, 2005, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through November 1, 2005.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*            J.D. Power and Associates 2005 Heavy Duty Truck Studysm.  Study based on 2,429 responses from principal maintainers of heavy-duty trucks.

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DAF introduced the new DAF XF105 powered by the 12.9 litre PACCAR MX engine at the Amsterdam truck show last week.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Truck and Other:
Net sales and revenues	$3,345.4	$2,774.7	$9,872.9	$7,802.4
Cost of sales and revenues	2,842.5	2,378.9	8,408.6	6,677.6
Selling, general and administrative	102.8	94.8	315.8	285.4
Interest and other, net	6.0	.8	9.0	7.2
Truck and Other Income Before Income Taxes	394.1	300.2	1,139.5	832.2
Financial Services:
Revenues	195.6	143.1	549.5	403.5
Interest and other	112.4	74.1	311.2	210.5
Selling, general and administrative	21.5	20.3	63.0	59.1
Provision for losses on receivables	14.5	4.6	30.9	11.0
Financial Services Income Before Income Taxes	47.2	44.1	144.4	122.9
Investment income	13.7	16.1	39.9	46.5
Total Income Before Income Taxes	455.0	360.4	1,323.8	1,001.6
Income taxes (A)	150.2	113.7	503.5	336.2
Net Income	$304.8	$246.7	$820.3	$665.4

Net Income Per Share:
Basic	$1.79	$1.42	$4.76	$3.81
Diluted	$1.78	$1.41	$4.73	$3.78
Weighted Average Shares Outstanding:
Basic	170.6	173.9	172.5	174.7
Diluted	171.7	175.0	173.6	175.9
Dividends declared per share	$.21	$.20	$.62	$.55

(A)  Income taxes for the nine months ended September 30, 2005 includes a $64.0 provision for repatriation of foreign earnings.  Income taxes for the three and nine months ended September 30, 2004 includes a $9.5 benefit related to higher expected utilization of net operating loss carryforwards in the United Kingdom.

PACCAR Inc

SUMMARY BALANCE SHEETS

(in millions of dollars)

	September 30	December 31
	2005	2004
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,708.9	$2,184.1
Trade and other receivables, net	775.0	538.7
Inventories	586.5	495.6
Property, plant and equipment, net	1,093.3	1,037.8
Equipment on lease, taxes and other	968.5	991.7
Financial Services Assets	7,911.3	6,980.1
	$13,043.5	$12,228.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,797.0	$2,693.5
Dividend payable		347.8
Term debt	28.8	36.2
Financial Services Liabilities	6,189.7	5,388.1
STOCKHOLDERS’ EQUITY	4,028.0	3,762.4
	$13,043.5	$12,228.0
Common Shares Outstanding	169.3	173.9

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
United States	$1,856.0	$1,510.5	$5,327.9	$3,979.5
Europe	917.9	809.1	3,016.2	2,628.9
Other	767.1	598.2	2,078.3	1,597.5
	$3,541.0	$2,917.8	$10,422.4	$8,205.9

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